PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Scott Eckstein Director Financial Relations Board 212-827-3766 seckstein@mww.com

Healthcare Trust of America, Inc. Acquires a 53,719 Square Foot Medical Office Portfolio in
Denton, Texas and Lewisville, Texas

Scottsdale, Arizona (July 6, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded real estate investment trust, announced the purchase of a medical office portfolio located in Denton, Texas and Lewisville, Texas for approximately $13,500,000.

The Denton medical office building is an approximately 35,720 square foot facility located on the campus of Texas Health Presbyterian Hospital Denton (the “Hospital”) located 40 miles northwest of Dallas. Built in 2000, the three-story single tenant building is 100% leased through 2017 to Texas Health Resources, which carries a Moody’s rating of Aa3. The Select Rehabilitation Hospital of Denton (acquired by HTA in December, 2009) is also located at the Presbyterian Hospital Denton campus. The Hospital is a 255-bed acute-care, full-service hospital serving Northern Texas and Southern Oklahoma. An affiliate of the faith-based, nonprofit Texas Health Resources system, the Hospital has approximately 890 employees and an active medical staff of more than 300 physicians. Employing more than 3,600 physicians, it is one of the largest faith-based, nonprofit healthcare delivery systems in the United States with 13 hospitals and 3,355 licensed hospital beds.

The Lewisville medical office building, consisting of approximately 18,000 square feet, is 100% leased to Texas Oncology with a remaining term of 10 years. Built in 2000, the building is located in the suburb of Lewisville, TX, which is 25 miles northwest of Dallas. U.S. Oncology is the largest oncology practice management company in the United States and is affiliated with more than 1,300 physicians providing care for 850,000 patients in 500 locations throughout 38 states.

“These two quality properties increase the HTA Texas Portfolio to 1,278,600 square feet and expand upon the hospital relationships that we initiated in 2009,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This transaction is consistent with our investment strategy of acquiring high quality, stable, on campus medical office buildings and our philosophy of partnering with strong healthcare systems.”

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $210.9 million in medical office and healthcare-related assets. These assets include a total of 11 acquisitions representing approximately 965,000 square feet. Since its formation in 2006, HTA has made 64 geographically diverse acquisitions valued at approximately $1.66 billion based on purchase price, which includes 197 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.3 million square feet, and includes 178 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the buildings; the strength and financial condition of the tenants; uncertainties relating to the local economies of Denton, TX and Lewisville, TX; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.